Filed pursuant to Rule 433 Registration Statement No. 333-218604-02 FINANCIAL PRODUCTS FACT SHEET (U2468)

Offering Period: December 1, 2017 – December 27, 2017

11.00% – 13.00% per annum Contingent Coupon Autocallable Yield Notes due July 3, 2020

Linked to the Performance of the Lowest Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR® S&P® Biotech ETF

Product Terms

•	Subject to Automatic Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 11.00% and 13.00% per annum** on the immediately following Contingent Coupon Payment Date; if a Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date.
•	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date.
•	Subject to Automatic Redemption, if a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is greater than or equal to its Initial Level, you will receive the principal amount of the securities you hold at maturity. If a Knock-In Event has not occurred, you will receive the principal amount of the securities you hold at maturity.
•	Subject to Automatic Redemption, if a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. You could lose your entire investment.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Issuer*:	Credit Suisse AG ("Credit Suisse"), acting through its London branch
Trade Date:	Expected to be December 28, 2017
Settlement Date:	Expected to be January 3, 2018
Underlyings:	The SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR® S&P® Biotech ETF
Contingent Coupon Rate**:	Subject to Automatic Redemption, expected to be between 11.00% and 13.00% per annum, calculated on a 30/360 basis; if a Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date.
Contingent Coupon Payment Dates***:	Subject to Automatic Redemption, unless a Coupon Barrier Event occurs, approximately quarterly, beginning on April 3, 2018, to and including the Maturity Date.
Coupon Barrier Event:	Occurs if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.
Coupon Barrier Level**:	For each Underlying, approximately 50% of the Initial Level of such Underlying.
Observation Dates***:	Approximately quarterly, beginning on March 28, 2018, to and including the Valuation Date.
Trigger Event:	Occurs if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its respective Trigger Level.
Trigger Observation Dates***:	June 28, 2018, September 28, 2018, December 28, 2018, March 29, 2019, June 28, 2019, September 30, 2019, December 30, 2019 and March 31, 2020
Trigger Level**:	For each Underlying, approximately 100% of the Initial Level of such Underlying.
Automatic Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to 100% of the principal amount of securities you hold, and any applicable contingent coupon on the corresponding Contingent Coupon Payment Date.
Knock-In Level**:	For each Underlying, approximately 50% of the Initial Level of such Underlying.
Knock-In Event:	Occurs if, on any trading day during the Observation Period, the closing level of any Underlying is less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Redemption Amount:	Subject to Automatic Redemption, for each $1,000 principal amount of securities, if (a) a Knock-In Event has occurred, $1,000 x (1 + the Underlying Return of the Lowest Performing Underlying); (b) a Knock-In Event has not occurred, $1,000.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the lesser of (i) zero and (ii) an amount calculated as follows:
(Final Level – Initial Level) / Initial Level
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:	June 30, 2020
Maturity Date:	July 3, 2020
CUSIP:	22550BRC9
Fees:	Certain fiduciary accounts may pay a purchase price of at least $990.50 per $1,000 principal amount of securities, and Credit Suisse Securities (USA) LLC and any agent (the “Agents”) will forgo any fees with respect to such sales. The Agents may receive varying discounts and commissions of up to $9.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers.

* As used in this document, references to "we" or "our" are to Credit Suisse AG, as Issuer.

** To be determined on the Trade Date.

*** Please see the accompanying preliminary pricing supplement for specific dates.

Certain Product Characteristics

•	Automatic Redemption if a Trigger Event occurs.
•	Contingent Coupon Rate between 11.00% and 13.00% per annum.**
•	Subject to a Knock-In Event, return of principal.
•	If a Knock-In Event has occurred, full downside participation in the depreciation of the Lowest Performing Underlying.
•	Knock-In Level of approximately 50%** of the respective Initial Level for each Underlying.

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount (Knock-In Event Has Not Occurred) (1)(2)(3)	Redemption Amount per $1,000 Principal Amount (Knock-In Event Has Occurred) (1)(2)(3)
60%	0%	$1,000	$1,000
50%	0%	$1,000	$1,000
40%	0%	$1,000	$1,000
30%	0%	$1,000	$1,000
20%	0%	$1,000	$1,000
10%	0%	$1,000	$1,000
0%	0%	$1,000	$1,000
–10%	–10%	$1,000	$900
–20%	–20%	$1,000	$800
–30%	–30%	$1,000	$700
–40%	–40%	$1,000	$600
–50%	–50%	$1,000	$500
–51%	–51%	N/A	$490
–60%	–60%	N/A	$400
–70%	–70%	N/A	$300
(1)	Does not include any contingent coupon payments on the securities.
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.
(3)	Assumes a Knock-In Level of 50%**

Certain Product Risks

•	Your investment may result in a loss of up to 100% of the principal amount of securities you hold. If a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The securities will not pay more than the principal amount of securities you hold plus unpaid contingent coupons, if any, at maturity or upon Automatic Redemption.
•	If a Coupon Barrier Event occurs on an Observation Date, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date.
•	The Redemption Amount will be less than the principal amount of securities you hold even if a Knock-In Event has occurred with respect to only one Underlying as long as the Final Level of the Lowest Performing Underlying is less than its Initial Level.
•	The securities are exposed equally to risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying.
•	The securities are subject to Automatic Redemption, which may limit your ability to be paid contingent coupons over the full term of the securities.

(See "Additional Risk Considerations" on the next page)

FINANCIAL PRODUCTS

FACT SHEET

Offering Period: December 1, 2017 – December 27, 2017

11.00% – 13.00% per annum Contingent Coupon Autocallable Yield Notes due July 3, 2020

Linked to the Performance of the Lowest Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR® S&P® Biotech ETF

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlyings.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Certain Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the preliminary pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated December 1, 2017, Underlying Supplement dated June 30, 2017, Product Supplement No. I-C dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317011908/dp83645_424b2-u2468.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.